Exhibit 22

List of Guarantors and Subsidiary Issuers of Guaranteed Securities

From time to time Americold Realty Operating Partnership, L.P., a Delaware limited partnership and a subsidiary of Americold Realty Trust, may issue debt securities under a registration statement on Form S-3 filed with the Securities and Exchange Commission that are fully and unconditionally guaranteed by Americold Realty Trust.